65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com
Tricia J. Richardson
Investor Relations
240-632-5511
trichardson@genvec.com

GENVEC NAMES DOUGLAS J. SWIRSKY AS
CHIEF FINANCIAL OFFICER

GAITHERSBURG, Md, - September 19, 2006 - GenVec, Inc. (Nasdaq: GNVC), a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines, announced today the appointment of Douglas J. Swirsky as the Company’s Chief Financial Officer, Treasurer and Corporate Secretary effective September 18, 2006. Mr. Swirsky was most recently a Managing Director and the Head of Life Sciences Investment Banking at Stifel Nicolaus and held the same position at Legg Mason prior to Stifel Financial’s acquisition of the Legg Mason Capital Markets Business in 2005.

Mr. Swirsky, a Certified Public Accountant and a CFA charterholder, has also previously held investment banking positions at UBS, PaineWebber and Morgan Stanley. His experience also includes positions in public accounting and consulting. Mr. Swirsky received his B.S. in Business in Administration from Boston University and His Masters in Business Administration from the Kellogg School of Management at Northwestern University.

“The opportunity to work with Doug to build value for shareholders is a very exciting prospect,” said GenVec’s President and Chief Executive Officer Paul Fischer. “Doug’s experience advising biotechnology companies and his ties with the investment community will provide a valuable new dimension to our management team.”

About GenVec, Inc.

GenVec, Inc. is a biopharmaceutical company developing novel gene-based therapeutic drugs and vaccines. Additional information on GenVec and its portfolio of product candidates is available at www.genvec.com and in the company’s various filings with the
Securities and Exchange Commission.

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